KIWA BIO-TECH PRODUCTS GROUP cORP.

(NASDAQ OTC: KWBT)

AND

junwei zheng

convertible LOAN Agreement

May 9, 2017

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This Agreement is dated on May 9, 2017.

Between:-

(1)	KIWA BIO-TECH PRODUCTS GROUP CORPORATION, a company incorporated under the laws of the State of Delaware in the United States of America whose registered office is at 310 N. Indian Hill Blvd., #702, USA (the “Borrower”); and

(2)	Junwei Zheng, an individual whose residence is in China, whose ID is 34122619790920xxxx. (the “Lender”).

WHEREAS:-

The Lender has agreed to advance to the Borrower the sum of 30,000,000 RMB on the terms hereinafter stated.

IT IS AGREED as follows:-

1. INTERPRETATION

In this Agreement, except to the extent the context otherwise requires, terms defined and references construed in Schedule 1 shall have the meaning and construction given to them in that Schedule.

2. AMOUNT OF LOAN AND APPLICATIONS:

Lender grants to Borrower a loan of 30,000,000 RMB within 30 days from the date of signing this Agreement. Loans for use with Borrower invest in agricultural projects in China. Loans can be remitted to Borrower’s designated account:

The bank information of Borrower:

Name: 康坦百奥生物科技 (北京) 技有限公司

Bank: 交通银行北京慧忠里支行

Account No: 110061538018010094021

As defined in Fourth Clause in the agreement, Lender has the right to convert the whole or part of the loans to the borrower’s share, or to an investment in the “special fund” established by the Borrower.

3. REPAYMENT/ IN TEREST/ TERMS

In accordance with the relevant provisions of clause fourth, the borrower shall repay the full amount of the portion of this Note in addition to the conversion, together with all interest accrued thereon before the prescribed date of repayment, with a term of 24 months.

The Note will have a 15% (per annum) interest rate. The interest accrued from the first date when the Borrower received the loan in its banking account. Maturity date shall be on the loan repayment date or on the date when Lender converts the loans to an investment.

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4. CONVERSION

4.1 Conversion of the Note

At the option and instruction of the Lender, the Borrower shall at any time make an application to convert the whole or part of the loans into the borrower’s share, the price is $3.5 per share. If the creditor proposes to convert whole or part of the loans into the investment of the “special fund” established by the borrower, the two parties will negotiate the specific conversion conditions and sign the relevant agreement.

4.2 Mechanics

4.2.1 The Lender will sign the investment document with respect to the “special fund” with the Borrower separately.

4.2.2 Under the relevant provisions of the “special fund”, the Lender’s investment in the “special fund” will have the right that the Borrower have in the investment project.

4.2.3 The Borrower’s commitment will give priority to the decision of the investment quota that the Lender invest to the “special fund”.

5. TAXES

All sums payable by the Borrower under this Agreement shall be paid free of any restriction or condition and free and clear of and (except to any extent required by law) without any deduction or withholding, whether on account of tax, by way of set-off or otherwise.

6. REPAYMENT

The repayment of loan according to this agreement shall be paid in US dollars or RMB into Lender’s designated account to insured Lender receive the funds on the Maturity Date. If the Lender in a specified maturity date does not receive the required repayment, it can charge an additional interest rate of 1% monthly.

7. REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Lender as follows:

7.1 Status: The Borrower is a company duly incorporated and validly existing under the laws of the State of Nevada, and has the right and obligation to the agreement.

7.2 Authorisations and Consents: All action, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents, the making of registrations, and the like) in order:-

7.2.1 to enable the Borrower lawfully to enter into, exercise its rights and perform and comply with the Borrower’s obligations under this Agreement;

7.2.2 to ensure that those obligations are valid, legally binding and enforceable;

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7.2.3 to ensure that those obligations rank and will at all times rank in accordance with Clause 8.1 ; and

7.2.4 to make this Agreement admissible in evidence in the courts of United States of America have been taken, fulfilled and done.

7.3 Non-Violation etc.: The entry into, exercise of rights and/or performance of obligations under this Agreement by the Borrower does not and will not violate, or exceed any borrowing or other power or restriction granted or imposed by:-

7.3.1 any law to which the Borrower or any member of the Group is subject or

7.3.2 the Borrower’s or any member of the Group’s Memorandum or Articles of Association or Article of Incorporation.

7.3.3 any other agreement to which the Borrower or any member of the Group is a party or which is binding on the Borrower, or any member of the Group or any of their respective assets, or results in the existence of, or obliges the Borrower or any member of the Group to create, any Security over such assets.

7.4 Obligations Binding: The Borrower’s obligations under this Agreement are valid, binding and enforceable.

7.5 Litigation: So far as it is aware, no litigation, arbitration or administrative proceeding is current, pending or threatened:-

7.5.1 to restrain the Borrower’s entry into, exercise of its rights under and/or performance or enforcement of or compliance with its obligations under this Agreement or

7.5.2 which has or could have a Material Adverse Effect on the Group.

7.6 Winding-up: No meeting has been convened for the Borrower’s or any member of the Group’s Winding-up, and, so far as they are aware, no petition, application or the like is outstanding for such person’s Winding-up.

7.7 No Withholding: The Borrower will not be required to make any deduction or withholding from any payment due under this Agreement.

8. UNDERTAKINGS

The Borrower undertakes that, so long as any sum remains payable under this Agreement:-

8.1 Ranking of Obligations: The payment obligations under this Agreement rank and will at all times rank at least equally and rateably in all respects with all the Borrower’s other unsecured Indebtedness other than such Indebtedness as would, by virtue only of the operation of law, be preferred in the event of its Winding-up.

8.2 Pledge: Borrower will ensure that no other member of the Group will create or have outstanding any Security on or over its or their respective assets, except for:

8.2.1 liens arising solely by operation of law (or by an agreement evidencing the same) in the ordinary course of business in respect of Indebtedness which either (a) has been due for less than 7 days or (b) is being contested in good faith and by appropriate means;

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8.2.2 any Security created in the ordinary course of business in respect of Indebtedness of the Group;

8.2.3 any other Security created or outstanding with the Lender’s prior consent.

8.3 Disposals:

8.3.1 The Borrower will not, (whether by a single transaction or a number of related or unrelated transactions and whether at one time or over a period of time) sell, transfer, lease out, lend or otherwise dispose of (whether outright, by a sale-and-repurchase or sale-and-leaseback arrangement, or otherwise and whether to any of its subsidiaries or any other Person) all or substantially all of its assets nor any part of its assets which, either alone or when aggregated with all other disposals required to be taken into account under this Clause 8, is material in relation to the assets of the Borrower or any member of the Group (a “Disposal”),. For the avoidance of doubt a Disposal at fair market value shall be permitted under this Clause.

8.3.2 The following Disposals shall not be taken into account under this Clause:

Disposals in the ordinary course of trading.

The payment of cash as consideration for the acquisition of any asset at arm’s length and on normal commercial terms.

The temporary application of funds not immediately required in the relevant Person’s business in the purchase or making of short-term investments, or the realisation of such investments.

Any Disposal which the Lender has agreed in writing shall not be taken into account.

8.4 Change of Business: The Borrower will ensure that there is no material change in the nature of the Borrower’s business (whether by a single transaction or a number of related or unrelated transactions, whether at one time or over a period of time and whether by disposal, acquisition or otherwise).

8.5 Change in control: The Borrower will not do or omit to do anything which would or might result in a change in control of the Borrower or any member of the Group.

8.6 Accounts: As soon as available and in any event within 150 days after the end of each of its financial years (beginning with the current one), the Borrower will deliver to the Lender a copy of its audited accounts as at the end of and for that financial year.

8.7 Information to Shareholders or Creditors: At the same time as sent to the Borrower’s shareholders or creditors, it will deliver to the Lender a copy of any circular, document or other written information sent to the Borrower’s shareholders or creditors as such. The Lender may make a written application for the information relating to the potential changes in majority holding or the Borrower’s financing results provided by the Borrower.

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9. DEFAULT

9.1 Events of Default

Without prejudice to the provisions of Clause 8 above the Lender reserves the right (by sending notice in writing to the Borrower) to demand repayment within 30 days of any funds advanced under the Facility at any time after any of the following Events of Default occurs:

9.1.1 Non-payment

The Borrower fails to pay any sum exceeding US $50,000 due under this Agreement in the manner required and if such failure is not remedied within 30 Business Days after the due date for payment of such amount.

9.1.2 Breach of Representation

Any representation, warranty or statement by the Borrower under or in connection with this Agreement, is not complied with in any material respect or is or proves to have been incorrect in any material respect when made.

9.1.3 Breach of Undertaking

The Borrower fails to perform or comply in any material respect with any of the obligations assumed by it in Clause 7 or 8 above.

9.1.4 Insolvency

The Borrower becomes insolvent, is unable to pay its debts as they fall due, stops, suspends or threatens to stop or suspend payment of all or a material part of its debts, begins negotiations or proposes or makes a general assignment or composition with or for the benefit of their creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of the indebtedness of the Borrower or such person ceases or threatens to cease to carry on its business or operations.

9.1.5 Commencement of Legal Proceedings

The commencement of any legal or enforcement proceedings against the Borrower which could have in the opinion of the Lender a Material Adverse Effect on the Borrower.

9.1.6 Material Adverse Change

The Lender determines that a material adverse change has occurred in the financial conditions or operations of the Borrower since the date hereof and that such change has materially affected and prejudiced the prospects of repayment of the Loan or the value of the rights of conversion contained in Clause 4.

10. MISCELLANEOUS

10.1 Notices

Each notice or other communication regarding this Agreement shall be sent to the Borrower at:

310 N. Indian Hill Blvd., #702 Claremont CA 91711 U.S.A

to the Lender at:

Address or marked for such other attention as the relevant party may from time to time notify the other for the purpose of this Agreement.

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10.2 The Borrower when sent (if by telex), or when delivered (if by letter), to the appropriate number or address and shall be effective notwithstanding any change of telex number or address that it be returned undelivered.

10.3 Any notice or communication to the Lender shall be deemed received by it when actually received by it (except that, if received on a non-Business Day or after its normal banking hours, it shall be deemed received on the next Business Day after such actual receipt). Any notice or other communication shall be irrevocable.

10.4 Waivers and Remedies

No failure by the Lender to exercise or delay by it in exercising any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise by the Lender of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy.

10.5 Assignment

The Borrower cannot directly or indirectly transfer, entrust or dispose this Agreement or any rights, obligations and benefits involving the Borrower as stipulated in this Agreement without any written consent from the Lender. Any transfer concerned shall be deemed invalid. The Lender reserves the right to transfer or entrust this Agreement or any rights, obligations and benefits involving the Lender as stipulated in this Agreement.

11. PARTIAL INVALIDITY

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

12. GOVERNING LAW AND JURISDICTION

12.1 This Agreement shall be governed by and construed in accordance with the laws of United States of America.

12.2 In relation to any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”), each party irrevocably submits to the jurisdiction of the courts of New York Court, United States of America and waives any objection to Proceedings in any such court on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum.

12.3 Those submissions shall not affect the right of any other party to take Proceedings in any other jurisdiction nor shall the taking of Proceedings in any jurisdiction preclude any party from taking Proceedings in any other jurisdiction.

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13. Confidentiality

This Agreement, including the terms and conditions hereunder, is confidential and Borrower shall not disclose it to any third party without prior written consent from Lender.

14. Entire Agreement

This Agreement, including the attachments, constitutes the entire understanding and agreement between the Parties with respect to the transactions contemplated herein and supersedes all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which are merged herein. No modification of this Agreement shall be binding unless it is in writing and is executed by both parties.

15. Effectiveness

Both parties agree this Agreement shall be a legally enforceable contract after it being signed by both parties.

The signed Agreement shall be kept by both parties.

IN WITNESS whereof and acknowledging acceptance and agreement of the foregoing, BORROWER and LENDER affix their signatures hereto.

Borrower:

(Kiwa Bio-Tech Products Group Corporation)

Lender:

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